As filed with the Securities and Exchange Commission on February 22, 2024

Registration Nos. 333-265634

333-259852

333-242133

333-242129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-265634

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-259852

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-242133

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-242129

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Freeline Therapeutics Holdings plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Sycamore House

Gunnels Wood Road

Stevenage, Hertfordshire SG1 2BP

United Kingdom

(Address, including zip code, of principal executive offices)

Freeline Therapeutics Holdings plc Amended and Restated 2020 Equity Incentive Plan

Freeline Therapeutics Holdings plc 2020 Equity Incentive Plan

Freeline Therapeutics Holdings plc 2020 Employee Share Purchase Plan

Freeline Therapeutics Holdings plc Amended and Restated 2021 Equity Inducement Plan

Freeline Therapeutics Holdings plc 2021 Equity Inducement Plan

Amended and Restated Freeline Therapeutics Holdings Limited Share Option Plan

(Full titles of the plans)

Freeline Therapeutics, Inc.

c/o CT Corporation

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19808

(302) 636-5401

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Matthew J. Gardella, Esq.

Matthew W. Tikonoff, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

617 542 6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Freeline Therapeutics Holdings plc (the “Registrant”), to remove from registration all of the Registrant’s ordinary shares, par value £0.00001 (“Ordinary Shares”), which may be represented by American Depositary Shares (“ADSs”), remaining unissued and unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-265634, filed on June 15, 2022, registering (i) 10,509,486 Ordinary Shares under the Freeline Therapeutics Holdings plc Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”), (ii) 347,447 Ordinary Shares under the Freeline Therapeutics Holdings plc 2020 Employee Share Purchase Plan, and (iii) 2,000,000 Ordinary Shares under the Freeline Therapeutics Holdings plc Amended and Restated 2021 Equity Inducement Plan;

•	Registration Statement No. 333-259852, filed on September 28, 2021, registering 1,400,000 Ordinary Shares issuable pursuant to the Freeline Therapeutics Holdings plc 2021 Equity Inducement Plan;

•

Registration Statement No. 333-242133, filed on August 7, 2020, registering 2,424,156 Ordinary Shares issuable pursuant to the Amended and Restated Freeline Therapeutics Holdings Limited Share Option Plan; and

•

Registration Statement No. 333-242129, filed on August 7, 2020, registering (i) 3,474,469 Ordinary Shares issuable pursuant to the Freeline Therapeutics Holdings plc 2020 Equity Incentive Plan, and (ii) 347,447 issuable pursuant to the Freeline Therapeutics Holdings plc 2020 Employee Share Purchase Plan.

On November 22, 2023, the Registrant entered into an Implementation Agreement with Bidco 1354 Limited (“Bidco”), a wholly owned subsidiary of Syncona Portfolio Limited, pursuant to which Bidco agreed to acquire the entire issued and to be issued share capital of the Registrant (other than any treasury shares) not already owned by Syncona Portfolio Limited by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “Scheme”). On February 12, 2024, the Registrant held a Court Meeting and a General Meeting at which the Registrant’s shareholders approved the Scheme and on February 19, 2024, the High Court of Justice of England and Wales sanctioned the Scheme, after which the Scheme was registered with the UK Companies House on February 20, 2024 and became effective.

As a result of the Scheme, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the securities registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on February 20, 2024, the Nasdaq Capital Market filed a Form 25 to delist the Registrant’s ADSs.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on February 22, 2024.

FREELINE THERAPEUTICS HOLDINGS PLC

By:	/s/ Michael J. Parini
Name:	Michael J. Parini
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.